Exhibit 99.1
CAMDEN PROPERTY TRUST UPDATES 2011 EARNINGS GUIDANCE
Houston, TEXAS (June 6, 2011) — Camden Property Trust (NYSE:CPT) today announced that it has repaid its $500 million term loan using the net proceeds from an offering of $500 million of senior unsecured notes and cash on hand. In connection with the repayment, Camden has dedesignated an interest rate swap associated with the term loan and will recognize a non-cash charge of approximately $30 million in the second quarter of 2011. This charge represents the reclassification of accumulated other comprehensive loss associated with the interest rate swap previously reflected in Camden’s balance sheet. Camden intends to settle the liability associated with the swap obligation with the counterparty over the next 17 months. Upon the dedesignation of this interest rate swap, Camden is required to reflect immediately in earnings as either a gain or loss any future changes in the market value of this instrument, which will terminate no later than October 2012. The repayment of the term loan is also expected to result in Camden recognizing a non-cash charge of approximately $0.5 million in the second quarter of 2011 to write-off associated unamortized loan origination costs.
Solely as a result of these actions, the Company has updated its earnings guidance. Full-year 2011 Funds from Operations (“FFO”) is now expected to be $2.52 to $2.72 per diluted share, and full-year 2011 Net Income Attributable to Common Shareholders (“EPS”) is expected to be $0.00 to $0.20 per diluted share. Second quarter 2011 earnings guidance is now $0.36 to $0.40 per diluted share for FFO and $(0.28) to $(0.24) per diluted share for EPS.
“As previously announced, Camden executed a $500 million debt offering, taking advantage of historically low interest rates and extending our weighted average debt maturities,” said Richard J. Campo, Camden’s Chairman and Chief Executive Officer. “As a result of this transaction, we have successfully addressed the majority of our refinancing risk for debt scheduled to mature in 2012.”
In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Camden operates, management’s beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict.
Camden Property Trust, an S&P 400 Company, is a real estate company engaged in the ownership, development, acquisition, management and disposition of multifamily apartment communities. Camden owns interests in and operates 188 properties containing 64,248 apartment homes across the United States. Upon completion of seven properties under development, the Company’s portfolio will increase to 66,213 apartment homes in 195 properties. Camden was recently named by FORTUNE® Magazine for the fourth consecutive year as one of the “100 Best Companies to Work For” in America, placing 7th on the list.
For additional information, please contact Camden’s Investor Relations Department at (800) 922-6336 or (713) 354-2787 or access our website at www.camdenliving.com.